Exhibit 107
CALCULATION OF FILING FEE TABLES
Schedule 13E-3
(Rule 14d-100)

Forian Inc.
(Name of the Issuer)

Forian Inc.
(Names of Person(s) Filing Statement)

Table 1 - Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction*	Fee Rate	Amount of Filing Fee**
Fees to Be Paid	$20,072,133.27	0.00013810	$2,771.96
Fees Previously Paid	$0		$0
Total Transaction Valuation	$20,072,133.27
Total Fees Due for Filing			$2,771.96
Total Fees Previously Paid			$0.00
Total Fee Offsets			$2,771.96
Net Fee Due			$0

Table 2 - Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fees Offset Claims		SC TO	005-92851	April 16, 2026		$2,771.96
Fees Offset Sources	2025 Acquisition Company, LLC	SC TO	005-92851		April 16, 2026		$2,771.96***

*
Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated as the sum of: (i) 31,241,760 issued and outstanding common shares of common stock, par value $0.001 per share (each, a “Share,” and collectively, the “Shares”), in the capital of of Forian Inc., a Maryland corporation (“Forian”); minus (ii) 21,991,929 Shares owned by the Filing Persons; multiplied by the offer price of $2.17 per Share (the “Offer Price”). The calculation of the filing fee is based on information provided by Merus as of April 14, 2026, a specified date within five business days prior to the date of this Tender Offer Statement on Schedule TO.

**
The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory for Fiscal Year 2026, effective October 1, 2025, by multiplying the transaction value by 0.00013810.

***	The Filing Persons previously paid $2,771.96 upon the filing of its Schedule TO-T on April 16, 2026 in connection with the transaction reported hereby.